Exhibit 99.1

  American Technical Ceramics Corp. Announces Third Quarter Financial Results

     HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--May 4, 2006--American Technical Ceramics Corp. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the third fiscal quarter and the nine months ended March 31, 2006.
     Net sales for the quarter ended March 31, 2006 increased 19% to $22,690,000 from $18,991,000 in the comparable quarter in fiscal year 2005. Net income amounted to $2,089,000, representing diluted earnings per common share of $0.23, compared with net income of $1,380,000, representing diluted earnings per common share of $0.16, for the comparable quarter ended March 31, 2005.
     Net sales for the nine months ended March 31, 2006 increased 15% to $59,870,000 from $52,148,000 in the comparable period in fiscal year 2005. Net income amounted to $3,327,000, representing diluted earnings per common share of $0.38, compared with net income of $2,746,000, representing diluted earnings per common share of $0.32, for the comparable period ended March 31, 2005.
     Management stated that the increase in net sales for the three and nine month periods as compared to the comparable periods of the prior fiscal year were a result of higher sales volumes in most of the Company's product lines, primarily due to strong shipments to customers in the wireless infrastructure, semiconductor equipment and military markets.
     Net income increased for the three and nine months ended March 31, 2006 compared to the comparable periods of the prior fiscal year primarily due to the increased sales revenues.
     Bookings for the three months ended March 31, 2006 were approximately $24.6 million, a substantial increase over the levels achieved in both the comparable quarter of the prior fiscal year and the sequential quarter of the current fiscal year. These increases are primarily due to the strong demand from customers in the semiconductor equipment and wireless infrastructure markets.
     Victor Insetta, President and Chief Executive Officer of the Company, stated, "We are very pleased with the results this quarter. Our operations are at near record levels, and both the bookings and net sales we achieved were the second highest quarterly totals in the history of the Company. We are now enjoying the benefits of the capacity we added during the last downturn and are well-positioned to serve the strong demand we are seeing in our industry. Our outlook for fiscal 2006 remains positive as we expect demand from our customers to continue to be strong in the coming months."

     American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.
     The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:


                          Friday, May 5, 2006
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
        (866) 578-5747 (USA) and (617) 213-8054 (International)
                           Passcode 62586054


     A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International). The access code is 35716033.
     A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, May 5, 2006. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

     This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.


          American Technical Ceramics Corp. and Subsidiaries
                 (in thousands, except per share data)

               Condensed Consolidated Balance Sheet Data
            ----------------------------------------------

                                               March 31,      June 30,
                                                 2006           2005
                                             (unaudited)
                                            ---------------  ---------
Cash and Investments                            $11,381       $ 6,950
Accounts Receivable                              11,069        10,008
Inventories                                      28,189        27,540
Current Assets                                   54,963        48,173
Total Assets                                     87,387        77,872
Current Liabilities                              11,528         9,141
Total Liabilities                                22,658        17,725
Total Stockholders' Equity                       64,729        60,147


          Condensed Consolidated Statement of Operations Data
         -----------------------------------------------------

                                                 Three Months Ended
                                                    (unaudited)
                                              ------------------------
                                               March 31,     March 31,
                                                 2006          2005
                                              ----------   -----------
Net Sales                                       $22,690       $18,991
Gross Profit                                      8,570         6,667
Operating Income                                  3,537         2,083
Net Income                                        2,089         1,380
Earnings Per Common Share:
    Basic                                       $  0.24       $  0.16
    Diluted                                     $  0.23       $  0.16
Weighted Average Common Shares Outstanding:
    Basic                                         8,583         8,470
    Diluted                                       8,918         8,775

          Condensed Consolidated Statement of Operations Data
         -----------------------------------------------------

                                                  Nine Months Ended
                                                     (unaudited)
                                               -----------------------
                                               March 31,     March 31,
                                                  2006         2005
                                               ---------   -----------
Net Sales                                       $59,870       $52,148
Gross Profit                                     20,410        17,629
Operating Income                                  5,643         4,189
Net Income                                        3,327         2,746
Earnings Per Common Share:
    Basic                                       $  0.39       $  0.33
    Diluted                                     $  0.38       $  0.32
Weighted Average Common Shares Outstanding:
    Basic                                         8,545         8,374
    Diluted                                       8,861         8,717


     CONTACT: American Technical Ceramics Corp.
              Kathleen M. Kelly, 631-622-4710
              invest@atceramics.com
              or
              The Global Consulting Group
              Allan Jordan, 646-284-9400
              ajordan@hfgcg.com